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                                                                    Exhibit 99.2
Asyst to Receive $72.0 Million From Convertible Debt Offering.

FREMONT, Calif.--(BUSINESS WIRE)--June 28, 2001--Asyst Technologies, Inc. (Nasdaq:ASYT - news) announced today that it has agreed to the private sale of a
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series of convertible subordinated notes due 2008 to qualified institutional buyers. Asyst anticipates net proceeds of approximately $72.0 million and intends to use those proceeds primarily for general corporate purposes, including working capital. The initial purchasers of the notes will also have a 30-day option to purchase additional notes to cover over-allotments, which, if exercised, would give Asyst additional net proceeds of up to approximately $10.9 million.

The notes will be convertible at a price of $15.18 per share into approximately
4.94 million shares of Asyst common stock, plus approximately 740,000 shares if the over-allotment option is fully exercised. The notes will bear interest at 5.75% per year, payable semiannually and will be redeemable by Asyst at any time on or after July 3, 2004. Asyst has agreed to file a registration statement for the resale of the notes and the shares of the common stock issuable upon conversion of the notes within 90 days after the closing of the offering. The offering is scheduled to close on July 3, 2001.

The notes and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended or applicable state securities laws, and are being offered and sold in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the volatility of semiconductor industry cycles, failure to respond to rapid demand shifts, dependence on a few significant customers, the transition of the industry from 200mm wafers to 300mm wafers, risks associated with the acceptance of new products and product capabilities, including our Plus Portal systems, competition in the semiconductor equipment industry, failure to efficiently integrate acquired companies, failure to retain employees, and other factors more fully detailed in the Company's annual report on Form 10-K for the year ended March 31, 2001 filed with the Securities and Exchange Commission on June 19, 2001.

About Asyst

Asyst Technologies, Inc. is a leading provider of integrated automation systems for the semiconductor manufacturing industry, which enable semiconductor manufacturers to increase their manufacturing productivity and protect their investment in silicon wafers during the manufacture of integrated circuits, or ICs. Through its ``Value-Assured Fab'' strategy, Asyst offers a broad range of 200mm and 300mm solutions that enable the safe transfer of wafers and information between the process equipment and the fab line throughout the IC fabrication

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process, while reducing IC damage caused by human, environmental, mechanical and chemical factors. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chipmakers and original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com
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